UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
_____________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2023

Allegiant Travel Company
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 North Town Center Drive
	Las Vegas, NV	89144
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:              (702) 851-7300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001	ALGT	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as in Rule 405 of the Securities Act of 1933 (Section 17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1    Registrant's Business and Operations

Item 1.01    Entry into a Material Definitive Agreement.

On September 27, 2023, a subsidiary of Allegiant Travel Company (the “Company”) entered into a credit facility with BNP Paribas (Series A) and JSA International U.S. Holdings, LLC (Series B) (the “Facility”) involving full-recourse loans (“Loans”) in an amount of up to $412.1 million and to be made available to the Company from time to time to re-finance seven (7) A320 aircraft and to finance four (4) Boeing MAX 737-8200 aircraft to be delivered between December 2023 and June 2024. Of such amount, $196.0 million was advanced as of September 29, 2023.

The commitment of the Lenders to make Loans expires June 30, 2024 and the Loans mature (i) for any MAX 737-8200 aircraft, on the 12th anniversary of the respective drawing date for such Loans and (ii) for the A320 aircraft, on the 8th anniversary of the drawing date for such Loans. The Loans will amortize on a quarterly basis with a balloon payment due on the maturity of each Loan.

The interest rate on the Loans will either be fixed or floating at the Company’s option prior to the drawdown.

The Loans are secured by a perfected first priority security interest in the aircraft.

Subject to certain materiality thresholds, qualifications, exceptions, and grace and cure periods, the Facility also includes certain customary provisions for increased costs, market disruption events, events of default, including payment defaults, covenant defaults, bankruptcy events, financial statement reporting by the Company, among other terms.

In addition, on September 29, 2023, Allegiant Air, LLC, a subsidiary of the Company, entered into agreements with The Boeing Company (“Boeing”) to amend its December 2021 agreement to acquire fifty (50) newly manufactured Boeing 737 MAX aircraft. Under the amended agreements, the mix of 737 MAX-8200 and 737MAX-7 aircraft has been altered so that there will be more 737 MAX-8200 aircraft and fewer 737 MAX-7 aircraft. The amended agreements reflect a revised delivery schedule with the first delivery due under the amendment in late 2023 and the delivery schedule for the initial 50 aircraft to now extend through late 2025. In addition, the amended agreement now provides for revised terms to acquire as many as 80 (in total) additional 737 MAX aircraft, subject to the terms of the agreement.

The foregoing description of the amendments to the agreement with Boeing does not purport to be complete and is qualified in its entirety by reference to the definitive amendments to the purchase agreement with Boeing, which the Company intends to file as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2023.

Section 8    Other Events

Item 8.01    Other Events.

Based on the adjusted delivery dates for the Boeing MAX aircraft as described in Item 1.01 above, the Company expects to retire 21 177-seat A320 current engine option aircraft from its operating fleet through 2025 and will accelerate depreciation accordingly.

On October 3, 2023, the Company issued notice to repay in November 2023 all amounts due under its $150.0 million senior secured notes due February 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant Travel Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2023	ALLEGIANT TRAVEL COMPANY

	By:	/s/ Robert Neal
	Name:	Robert Neal
	Title:	Senior Vice President, Chief Financial Officer

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